Exhibit 10.28

OEM LICENSE AGREEMENT

This non-exclusive OEM LICENSE AGREEMENT (“Agreement”) is made and entered into as of the later of the two signature dates set forth below (“Effective Date”), by and between NET REPORT S.A.S, a French corporation with its principle place of business located at 130 rue Baptistou, Z.A.E. Nord, 34980 Saint Gely du Fesc, France (“Licensor”), and Aladdin Knowledge Systems Ltd., an Israeli corporation with its principle place of business at 35 Efal St., Kiryat Arye, PO Box 3968 Petach Tikvah, Israel 49511 (“Licensee”).

WHEREAS, Licensor is the developer and owner of the Licensed Software (as such term is defined hereunder) which is designed to generate statistical reports; and WHEREAS, Licensee has conceived, designed, and is the owner of the Licensee Software (as defined hereunder); and WHEREAS Licensor is willing to grant, and Licensee is willing to receive, a non-exclusive license to replicate the Licensed Software and distribute the Licensed Software to Licensee’s Users in conjunction with the Licensee’s Software as an “add-on” component under Licensee’s brand name; NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.	DEFINITIONS. For purposes of this Agreement (including any and all Schedules and amendments made to or incorporated herein now or in the future), the following capitalized terms shall have the following meaning:

“Channel Partners” - means any person or entity who shall act as Licensee’s agent (as a promoter, sale’s person, representative, dealer or otherwise) and who shall assist Licensee with the marketing and services relating to the Licensed Software.

“Confidential Information” - means all non-public information, in any form whatsoever, oral or written, treated as confidential that relates to either Party’s (or, if either Party is bound to protect the confidentiality of any other party’s information, such other party’s) past, present, or future research, development or business activities, including any unannounced product(s) and service(s), and any information relating to services, developments, inventions, processes, plans, financial information, customer and supplier lists, forecasts, and projections.

“Deliverables” - means the Licensed Software, the Activation Key, and all technical information and Documentation relating to the Licensed Software detailed in Schedule 1.3 attached hereto.

“Documentation”- means all the documentation that the Licensor has for their own standard products and the eSafe Reporter Configurator Help file, or portions thereof, provided by Licensor in relation to the Licensed Software that Licensor will keep up to date.

“Intellectual Property Rights” - means all intangible legal rights, titles and interests evidenced by or embodied in or connected or related to the Licensed Programs, including without limitation: all inventions, patents, patent applications, trademarks, service marks, trade dress, logos, trade names, and corporate names, domain names, any work of authorship, copyrights, trade secrets, Confidential Information, and all other proprietary rights in whatever form or medium, in each case on a worldwide basis; together with all revisions, extensions, reexaminations, translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

“Activation Key” - A key which shall be delivered by the Licensor in order to perpetually activate Licensor’s Software without any limitations.

“Licensed Software” - means Licensor’s proprietary software program currently known as “Net Report Log Analyser”, limited to supporting log files from Aladdin eSafe Version 5.2, this software program will be named for the Agreement as “eSafe Reporter”, including any derivative work and all new versions, updates, upgrades and/or releases and all available Documentation, all as further detailed in Schedule 1.7 attached hereto.

“Licensed Software Tool Kit” - means the Licensed Software component known as “Net Report Tool Kit” as further detailed in Schedule 1.7. The Licensor will deliver the standard version of “Net Report Tool Kit”.

“Licensee’s Software” - means Licensee’s proprietary family of software programs known as the “eSafe” products.

“Maintenance Services” - means maintenance and support services with respect to the Licensed Software offered by Licensee to its Users, which shall include First and Second Level Support services to be provided by Licensee and Third Level Support services to be provided by Licensor, all as set forth in section 4 hereunder.

“Sell”, “Sale” and “Sold” - means to license the Licensed Software to Users and/or to sell Maintenance Services to Users, either directly or through the use of Channel Partners. For the purposes of payment and accounting to Licensor for fees due pursuant to this Agreement, a “Sale” or “lease” of Licensed Software and/or Maintenance Services shall be deemed to have occurred, as of the date of receipt of payment by Licensee from the Users or Channel Partners for the Licensed Software licenses and/or Maintenance Services.

“User” - means a Licensee customer using the Licensee Software who purchases a license to use the Licensed Software in conjunction with the Licensee Software.

2.	LICENSE

2.1	Grant of License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants Licensee and any of its subsidiaries, and Licensee and any of its subsidiaries hereby accept, a non-exclusive worldwide license to replicate, reproduce, have made, use, distribute, either directly or via Licensee’s or any of its subsidiaries’ Channel Partners to Users and/or otherwise exploit the Licensed Software and Documentation, in executable form, under brand names selected by Licensee and which brand names Licensee will communicate in writing and in electronic form to Licensor on the Effective Date of this Agreement.

2.2	Evaluation Copies. Notwithstanding anything to the contrary, Licensee may produce and distribute demonstration copies of the Licensed Software, to potential Users or evaluators, provided that, such copies are (i) limited in number; and (ii) limited for a period of time, which period shall be no longer than ninety (90) days; and (iii) clearly marked “For demonstration only - Not for Resale” or similar language. Licensor agrees to waive License Fees (as defined in section 7 hereunder) due for such demonstration or evaluation copies, as long as they were made available to the potential User or evaluator at no cost and for a limited period of time.

2.3	End User License Agreements. Licensee and its Channel Partners shall distribute the Licensed Software to Users only under the terms of, and shall ensure that the Licensed Software, is subject to, end user license agreements which will protect Licensor’s Intellectual Property Rights.

2.4	Reserved Rights. All rights in and to the Licensed Software not specifically granted to Licensee in this Agreement are specifically reserved by Licensor. Apart from the rights explicitly granted in this Agreement, Licensee shall have no other ownership or license rights, express or implied, in the Licensed Software.

2.5	Limitations of Use. Licensee agrees not to decompile, reverse engineer, disassemble, or otherwise attempt to determine the source code for the executable code of the Licensed Software, and agrees not to permit or authorize anyone else to do so.

3.	DELIVERY, TRAINING, AND PROMOTIONAL MATERIALS

3.1	Delivery. Within 30 days from signing this agreement, Licensor shall deliver to Licensee the Deliverables in a form suitable for the purposes set forth in this Agreement.

3.2	Technical Training. Within 30 days of the Effective Date, Licensor shall send a qualified technician to Licensee’s premises (as designated above) for a four (4) days training session of Licensee’s personnel with respect to the Licensed Software and Licensed Software Tool Kit. Licensee shall pay such Licensor’s technician’s reasonable travel and accommodation expenses in accordance with Licensee’s applicable policies.

3.3	Technical and Promotional Materials. Licensor shall furnish Licensee, at no expense to Licensee, with existing training and marketing literature, product sheets, and any other material relating to the Licensed Software. Licensor shall provide Licensee with the Documentation in electronic form and Licensee reserves the right to reasonably modify the Documentation, in order to use the Documentation as a part of Licensees’ user manuals and materials. Without derogating from the above, during the Term of this Agreement Licensor shall provide Licensee’s technical personnel, at no additional cost, with access to its knowledge base articles, information on Licensed Software bugs, known limitations and any other known issues applicable to the Licensed Software.

3.4	Licensed Software Tool Kit. Upon execution of this Agreement, Licensor will provide Licensee, free of charge, with three (3) Licensed Software Tool Kit licenses, for Licensors’ internal use.

3.5	Periodic Meetings. During the Term of this Agreement, Licensor and Licensee will hold bi-annual meetings in a mutually agreed place, in which Licensor will disclose to Licensee future development plans, and the parties will discuss how such development plans may accommodate Licensee’s requests for Licensed Software enhancements.

4.	MAINTENANCE AND SUPPORT. Licensee will provide each User who purchases the Licensed Software with First and Second Level Support services, as further detailed in the Maintenance and Support Agreement attached hereto as Schedule 4 (the “SLA”), and Licensor shall provide Third Level Support services to Licensee, all as further detailed in the SLA. As part of the Third Level Support to be provided by Licensor to Licensee, Licensor shall promptly provide Licensee with any and all improvements, updates, upgrades, new versions, enhancements, and new releases of the Licensed Software free of charge, if and to the extent such are developed by Licensor.

5.	QUARTERLY REPORTS. During the term of this Agreement, Licensee shall submit to Licensor by no later than sixty (60) days after the end of each quarter, a written report detailing the number of Licensed Software and Maintenance Services Sold to Users in such preceding quarter (“Quarterly Reports”).

6.	REMUNERATION

Prices. The User Licensed Software price list is attached hereto as Schedule 7.1. Licensee shall be entitled to revise from time to time the price list (within reasonable limits) and provide discounts at amounts to be determined by Licensee, provided, however, that Licensee shall not offer discounts with respect to the Licensed Software which are higher than the discounts it provides with respect to the Licensee’s Software within the same Sale to the same User/Channel Partner.

License Fees. In consideration of the rights and license provided herein, Licensee shall pay Licensor, during the term of this Agreement, a commission of twenty five percent (25%) of Licensee’s Net Revenues (defined hereunder) generated from any Sale of a Licensed Software license and Maintenance Services, to a User (“License Fees”). For purposes of this Agreement, the term “Net Revenue” shall mean the net revenues invoiced during each quarter by Licensee pursuant to a Sale of the Licensed Software and/or Maintenance Services to a User during the period of the Agreement. Net Sales shall exclude: (i) any export and import taxes, excise taxes, sales tax, and/or value-added tax as applicable; (ii) costs of insurance and transportation from the place of manufacture to the User’s place of use; and (iii) credit for returns, allowances, discounts, or trades.

Payment. Upon receipt by Licensor of each Quarterly Report, Licensor shall issue to Licensee an invoice for the applicable amount of License fees. Payments shall be made by Licensee upon receipt of invoice.

Down Payment. Upon execution of this Agreement, Licensee will pay Licensor a sum of thirty thousand (€30,000) Euros (“Down-Payment”). The Down-Payment will then be deducted from future payments due from Licensee to Licensor in accordance with section 7.2 above.

Taxes. All payments to Licensor hereunder are inclusive of all taxes (except taxes based on Licensor’s income) however designated and levied by any state, local or government agency.

7.	WARRANTIES AND DISCLAIMERS

Licensor. Licensor warrants that: (i) it is authorized to enter into this Agreement, and that it is authorized to grant the rights contemplated to be granted in this Agreement to Licensee; (ii) the Licensed Software does not infringe on any copyright, patent or other proprietary rights (including trade secrets) of any third party; and (iii) the Licensed Software will be free from material errors and will operate substantially in accordance with the related Documentation. In the event that Licensor fails to correct such non-conformance of the Licensed Software or to replace the non-conforming Licensed Software within a reasonable period of time that shall not exceed a period of sixty days (60), Licensee may elect, at its option, to terminate the Agreement. In such a case Licensor will refund to Licensee all fees previously paid to Licensor by Licensee.

Disclaimer of Warranty. OTHER THAN THE WARRANTIES SET FORTH ABOVE LICENSOR DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.	INDEMNIFICATION. Licensee shall indemnify, defend and hold harmless Licensor and each of its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Licensor Indemnified Parties”), from and against any claim, action, suit or proceeding brought against Licensor by any third party and arising from any Intellectual Property Rights infringement caused by Licensee’s misappropriation of the Licensor Software. Licensee agrees to indemnify Licensor against any reasonable court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals (hereinafter, “Expenses”) and any and all losses, costs, liabilities, settlement payments, awards, judgments, fines, penalties, damages, and fees which are finally settled into or finally awarded against Licensor and/or one or more of the Licensor Indemnified Parties, provided that, Licensor promptly notifies Licensee in writing of the claim and Licensee has sole control of its defense and settlement; and receives reasonable assistance (at its account) from Licensor in its defense and settlement.

Licensor agrees to defend, indemnify and hold Licensee harmless from and against any third party claims against Licensee for any loss, damage, liability, or expense (including reasonable attorneys’ fees) sustained by it as a result of a claim or allegation that the use and/or distribution of the Licensed Software, as licensed in this Agreement, infringe any Intellectual Property Rights of any third party, provided that, Licensee promptly notifies Licensor in writing of the claim and Licensor has sole control of its defense and settlement; and receives reasonable assistance (at its account) from Licensee in its defense and settlement. Upon notice of an alleged infringement, or upon Licensor’s conclusion that such a claim is likely, Licensor shall have the right, at its option, to obtain the right for Licensee to continue to exercise the rights granted under this Agreement, substitute other products with similar operating capabilities, or modify the Licensed Software (i.e., without adversely affecting the functionality), so that they are no longer infringing. If none of the above options are reasonably available, Licensee may terminate this Agreement and Licensee shall receive reimbursement of all amounts paid to Licensor with respect thereto.

9.	LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SAVINGS, LOST BUSINESS, LOSS OF DATA, OR INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.	INTELLECTUAL PROPERTY RIGHTS. Licensor declares itself to be the sole owner by good and valuable title of all patents, trademarks, industrial drawings and copyrights with respect to the Licensed Software, and that its rights are not disputed, in whole or in part, by any person or entity at the time of signing this Agreement. Each party declares that its execution of this Agreement does not, and the performance of its obligations under this Agreement will not, violate any other agreement between it and any third party. The Parties acknowledge that all Intellectual Property Rights with respect to the Licensed Software are the exclusive property of the Licensor and that all the Intellectual Property Rights with respect to the Licensee’s Software, and/or any part thereof are the exclusive property of Licensee.

11.	CONFIDENTIAL INFORMATION

Confidential Information. During the Term of this Agreement, each party to this Agreement may disclose certain Confidential Information to the other party. Each party shall refrain from using or exploiting any and all Confidential Information of the other party for any purposes or activities other man those specifically authorized in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information: (i) each party represents and warrants that it will hold Confidential Information in confidence and protect the Confidential Information to the same extent and by the same means it uses to protect the confidentiality of its own proprietary or confidential information that it does not wish to disclose; (ii) neither party shall disclose or facilitate disclosure of Confidential Information of the other party to anyone except its employees whom are authorized according to this Agreement and who need to know such information for purposes set forth in this Agreement and will advise those of its employees and consultants to whom the Confidential Information is disclosed of their obligations under this Agreement with respect to the Confidential Information; and (iii) all Confidential Information made available hereunder, including copies thereof, shall be returned to the disclosing party or shall be certified as destroyed at the request of the disclosing party.

Exclusion. The obligations of each party under this Agreement will not extend to any information that: (i) is known to the other party on the date of disclosure and/or has independently and legally derived or developed by the receiving party at the time of disclosure; (ii) becomes publicly known by public use or by publication or otherwise ceases to be secret or confidential through no fault of the other party; (iii) is acquired by either party from a third party which was not, to the recipient’s knowledge, under an obligation to the disclosing party not to disclose such information; (iv) has been approved for release by written authorization of the disclosing party; or (vi) has been disclosed pursuant to a requirement of law, provided however, that in such an event, as soon as practical after receiving the order or requirement of a court, administrative agency or other governmental body, the receiving party shall give the disclosing party a written notice of such order or requirement and in any event such notice shall be prior to disclosure of such information.

Independent Development. The above notwithstanding, each party represents that it is aware of the other party’s development capabilities and that the other party may independently develop competing software, products or systems, provided such development is not based upon the other party’s Confidential Information received under this Agreement.

12.	TERM AND TERMINATION

Term. The term of this Agreement shall commence at the Effective Date stated herein and shall continue for an initial period of three (3) years (“Initial Term”). Following such Initial Term, this Agreement shall automatically renew for successive one-year renewal terms unless terminated pursuant to this Agreement.

Termination. This Agreement may be terminated (i) by either party in the event that the other party has committed a material breach of any of its obligations hereunder that has not been cured within 60 days after the breaching party has received a written notice thereof; (ii) by either party upon the end of the Initial Term or any renewal term, provided that such party gives written notice at least ninety (90) days prior to the end of such term; or (iii) by mutual written agreement of the parties.

Termination upon Bankruptcy. Effective immediately and without any requirement of notice, either party may, at its option, terminate Agreement and/or suspend its performance in the event that (i) the other party files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors this; (ii) a receiver, trustee, or similar officer is appointed for the business or property of such party; (iii) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such party and not stayed, enjoined, or discharged within 60 days; or (iv) the other party adopts a resolution for discontinuance of its business or for dissolution.

Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, as a result of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either Party.

Consequences. Upon termination of this Agreement, the license granted to Licensee in this Agreement shall terminate and Licensee shall immediately discontinue all further use of the Licensed Software promotion, marketing or sale, leasing, licensing or any other distribution of the Licensed Software. Without limiting the generality of the foregoing, upon termination the parties shall (i) promptly return to the other party any tangible property representing disclosed Confidential Information divulged by other party and all copies thereof; and (ii) erase/delete any such Confidential Information held by it in electronic form. Notwithstanding the aforementioned, Licensee and its Channel Partners may continue to provide maintenance and support services to their existing Users.

Survival. Notwithstanding any termination, cancellation or expiration of this Agreement, this section 13.6 and sections 2.4 (Reserved Rights), 2.5 (Limitation on Use), 5 (Escrow), 9 (Indemnification), 10 (Limitation of Liability), 11 (Intellectual Property Rights), 12 (Confidential Information), 13.5 (Consequences) and 14 (Miscellaneous) shall survive and continue to be in effect in accordance with their terms.

13.	MISCELLANEOUS

No Conflict. Each party represents and warrants, on a present and ongoing basis, to the other party that its commitments and the rights and privileges granted herein do not conflict with any other agreement or legal obligation.

Schedules. All Schedules hereto are hereby incorporated by reference and made a part of this Agreement.

Headings. The headings and sub-headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Assignment. Other than as provided in parts of this Agreement, the rights of either party under this Agreement are restricted solely to such party and shall not be assigned, transferred, subleased, sublicensed, encumbered, or subject to any security interest without the prior written consent of the other party, which will not be unreasonably withheld. Any attempted assignment, without the prior written consent of the non-assigning party will be void and of no effect.

Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Relationship of the Parties. The relationship of the parties established by this Agreement is of licensor and licensee or independent contractors, and nothing in this Agreement shall be construed to give either party the power to direct or control the daily activities of the other party; or constitute the parties as principal and agent, employer and employee, partners, participants in a joint venture, co-owners or otherwise as participants in a joint undertaking. The parties understand that, except as specifically provided for in this Agreement, neither party grants the other party the power or authority to make or give any agreement, statement, representation, warranty, or other commitment on its behalf, or to enter into any contract or otherwise incur any liability or obligation, express or implied, on its behalf, or to transfer, release, or waive any of its rights, title or interests.

Notices. Any notice to be given hereunder shall be in writing and shall be effective when received. Such notice shall be sent by first class mail, postage prepaid and marked for delivery by Certified or Registered mail, return receipt requested, or other form of receipted delivery, addressed to the party as follows:

To Licensor:

NET REPORT S.A.S

C/O Pierre Bernot

130 rue Baptistou

ZAE Nord

34980 Saint Gely du Fesc

France

Fax: +33 (0)4678 44811

With a Copy to:

To Licensee:

Aladdin Knowledge Systems, Ltd.

C/O: Shimon Gruper

35 Efal St.

Kiryat Arye

ISRAEL

Fax: +972 3-978-1010

Any changes for such notices may be specified by written notification to the other party made following the requirements in this section.

Applicable Law/Attorneys Fees/Expenses. This Agreement shall be governed by and enforced in accordance with the Laws of England and the Licensor and the Licensee submit to the exclusive Jurisdiction and Procedures of the competent courts of London, England All parties to this Agreement shall separately bear all expenses incurred by them in connection with this Agreement.

Severability. Any clause, provision, or portion of this Agreement which is held to be invalid, void, illegal or otherwise unenforceable under any law or by any court, arbitrator, or other proceeding, shall be amended to the extent required to render it valid, legal and enforceable, or deleted if no such amendment is feasible; and such amendment or deletion shall not effect the enforceability of the remaining provisions hereof.

Waiver. The failure, refusal or neglect by any party to exercise any right, power or option provided for herein shall not be deemed a waiver of any right, power or option hereunder. Any waiver of any right or default hereunder shall be effective only if made in writing and in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

Complete Agreement. This Agreement contains the entire understanding of the parties as to its subject matter and may not be modified except in writing executed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives.

/s/ Tsion Gonen		/s/ Pierre Bernot
Aladdin Knowledge Systems Ltd.		NETREPORT S.A.S

By:	Tsion Gonen	By:	Pierre Bernot
Tsion Gonen, VP, eSafe BU Manager		(Name and Title)
NETREPORT CEO

Schedule 7.1 Pricing

Aladdin Suggested End-user Price List for Reporting Module

Number of users	Public price (USD or Euros)
1-250	2000
251-500	3,000
501-1000	4,000
1001-5000	6,000
5001-10000	10,000

The prices are in Euros for Western Europe region and US$ for the rest of the world.

Schedule 1.3. “Licensor’s Deliverables”

Thirty (30) days after the Effective Date, Licensor shall deliver to Licensee the following Deliverables. These Deliverables shall be governed by the terms that apply to Licensed Materials under the Agreement. The Deliverables will be delivered via two executable (*.exe) files which Licensee will be able to download from Licensor’s web site (one executable file for the setup and installation of eSafe Reporter and another executable file for the setup and installation of the standard version of Net Report Tool Kit).

eSafe Reporter Deliverables

1.	All the executable files for the setup and installation of eSafe Reporter.

2.	Five eSafe Reporter Report Books as defined in the document “MRD - eSafe Reports Requirements and Definitions” Version 3.1 (currently awaiting validation from Azri Smolarchik from Aladdin Knowledge Systems Ltd.).

3.	An eSafe Reporter Configurator which is limited to Aladdin eSafe Version 5.2, as defined in the document “eSafe Reporter Configurator” Version 1.0.

4.	A contextual eSafe Reporter Configurator Help *.chm file which is specific to the eSafe Reporter Configurator.

5.	A License Certificate *.cert file for eSafe Reporter with an unlimited license.

6.	A document concerning the structure of the data tables for eSafe Reporter.

7.	A document concerning the formula used in the Five eSafe Reporter Report Books.

Net Report Tool Kit Deliverables

1.	All the executable files for the setup and installation of the standard version of Net Report Tool Kit.

2.	A License Certificate *.cert file for Net Report Tool Kit for thirty (30) days.

1

Schedule 1.7. “Licensed Software: the software’s purpose and what it does”

The Licensor’s proprietary software program is currently known as “Net Report Log Analyser” limited to log files from “Aladdin eSafe Version 5.2”, this software program will be named for the Agreement as “eSafe Reporter”. The “Licensed Software Tool Kit” - means the Licensed Software component known as “Net Report Tool Kit” as further detailed hereunder. Note that Licensor will deliver the standard version of “Net Report Tool Kit” to Licensee.

eSafe Reporter

Overview

eSafe Reporter’s purpose is to be a precision dashboard reporting solution. eSafe Reporter collects “Aladdin eSafe Version 5.2” log files to one central server to deliver eSafe Reporter Reports and cubes. eSafe Reporter provides the following:

•	eSafe Reporter reports as defined in the document “MRD - eSafe Reports Requirements and Definitions” Version 3.

•	Automated reporting.

•	Collection and centralization of “Aladdin eSafe Version 5.2” log files.

•	Powerful data visualization.

Key Features

•	Easy set-up via the “eSafe Reporter Configurator”.

•	Full analysis of “Aladdin eSafe Version 5.2” log files.

•	Automated database management: aggregation and purge of “Aladdin eSafe Version 5.2” log files.

•	Intuitive web interface with web menu linking to eSafe Reporter reports.

•	eSafe Reporter reports in PDF format.

•	Five Report Books supplied by default, as defined in the document “MRD—eSafe Reports Requirements and Definitions” Version 3.1.

•	Scheduled tasks for the creation of eSafe Reporter reports, their posting on the eSafe Reporter Web Portal and dispatch via e-mail.

•	Cube generation.

Cubes

•	Net Report generates real-time cubes - multi-dimensional data views which enable the user to interactively examine results in various dimensions of data.

•	Cubes can be easily accessed from the eSafe Reporter Web Portal.

•

To view Cubes via the Web Portal, the user must use Internet Explorer with Microsoft Office 2003 Web Components (free of charge), the user can easily install this WebVisionCube option via the eSafe Reporter Web Portal.

Supported Devices

•	Aladdin eSafe Version 5.2

Net Report Tool Kit

Overview

Licensor will deliver the standard version of the Net Report Tool Kit.

Net Report Tool Kit enables users to create new reports, modify existing reports and create cross-device correlation and customize reports for a company’s look and feel. Net Report Tool Kit enables users to extract, analyze and edit reports from “Aladdin eSafe Version 5.2” log files data tables. Users can publish and share their analysis by exporting to several types of files (Excel, PDF, HTML). Net Report Tool Kit enables users to create reports containing any number of objects: cross tables, lists, and charts as well as images, dynamic HTML items and logos that can all be linked with one another to provide greater context

Data Export

Queries, reports and cross-tables can be exported in the following formats: Excel, Cube, HTML and in PDF (Net Report Tool Kit integrates a PDF Distiller).

1

Schedule 4. “Licensor Support Level Agreement”

Licensor provides the following support services to Licensee certified partners:

•	Online technical documents accessible via web site 24/7h

•	Single e-mail address: support@netreport.fr linked to ticketing system

•	Product Enhancement Request form submittal.

Licensor definition of support levels. Note: Licensor only delivers Third Level Support to Licensee.

First Level Support:

•	Provided by Licensee’s Resellers to the End User.

•	Goal: solve 50 percent of End User issues at this level.

•	Configuration Assistance and Troubleshooting.

•	Collect Information (traces and dumps).

•	Perform first diagnosis of problem.

•	Deliver known solutions.

•	Answer General Product and Technical Questions.

Second Level Support:

•	Provided by the Licensee to Licensee’s Resellers.

•	Goal: solve 95 percent of Reseller issues at this level.

•	In-depth Problem Analysis.

•	Problem duplication capabilities.

•	Answer high-level Product and Technical Questions.

•	Provide Troubleshooting Guidance to first-level support.

Third Level Support:

•	Provided by Licensor’s Technical Support Engineering to Licensee.

•	Less than 5 percent of issues should be escalated to third-level.

•	Diagnose and report bugs.

•	Correlate problems with source code.

•	Work with development engineering to fix bugs.

•	Response to support calls within one business day

1

Report Generator

Inserts sub-reports, graphics and cross-tables and additional calculation formulas. Graphics are fed by a query or by a cross-table. Reports can be grouped in a folder for batch printing or batch PDF generation.

Automation

It is possible to create any type of application in Visual Basic Script or in Visual Basic Application via the integration of the OLE Automation protocol.

2